EXHIBIT 99.1

American Building Control Announces Results of Annual Meeting of Shareholders

     June 22, 2004, Lewisville, TX – American Building Control, Inc. (Nasdaq:ABCX) today announced the results of its Annual Meeting of Shareholders held June 21, 2004, in San Antonio, Texas.

     Lance R. Borvansky, Carlo R. Loi, and John C. Macaulay were re-elected to serve on the Company’s Board of Directors. In addition, James W. Power was elected to the Board, replacing Danny W. Mills as a Director of the Company.

     Mr. Power, 75, brings more than 30 years of security industry experience to the Company. Mr. Power is Chairman of RF Logics, a physical security company, and the principal partner in J.W. Power & Associates. He previously served as Chairman of the Board of InfoGraphic Systems Corp.; president and CEO of Martec\SAIC; President and CEO of Pinkerton Control Systems and has held senior executive positions with Cardkey Systems, Inc., Nitrol Corporation and TRW Data Systems. Previously, he has served as a Director of National Semiconductor, ICS Corporation, and Citicorp Custom Credit and Citicorp Credit Services.

     “James Power is highly regarded as one of the leading visionaries in the security marketplace,” said Mr. Carlo Loi, Chairman of American Building Control. “We look forward to benefiting from the many contributions that he will make to the board and the Company.”

     In other Annual Meeting matters, Grant Thornton was appointed as the Company’s independent auditors for 2004.

About American Building Control, Inc.

     American Building Control is a leading provider of centralized, integrated security solutions for the corporate, government and institutional markets. For more information on American Building Control, Inc., please call Richard A. Larsen at (972) 353-6575 or visit our website www.americanbuildingcontrol.com.

Forward-Looking and Cautionary Statements

     Except for historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.